Exhibit 21.1

KMG Chemicals, Inc.

Subsidiaries (as of July 31, 2006)

Name	Jurisdiction

KMG-Bernuth, Inc.	Delaware
KMG de Mexico, SA de CV	Mexico

Subsidiaries that in the aggregate do not constitute a “significant subsidiary” have been excluded.